Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa reaches agreement on future of San Ciprián smelter

Company to curtail aluminum smelter for two years with commitment to restart

PITTSBURGH – December 29, 2021 – Alcoa Corporation (NYSE: AA) and the workers’ representatives at the Company’s San Ciprián aluminum plant in Spain have reached an agreement aimed at resolving ongoing challenges that stem from exorbitant energy prices.

The agreement, which was signed on December 29, 2021, calls for a two-year curtailment of the smelter’s 228,000 metric tons of annual capacity, and a commitment by the Company to begin the restart of the smelter in January 2024.

“With this agreement, we now have a path to resolve the significant challenges that the facility has faced and can begin to build a stronger smelter in two years,” said Alcoa President and CEO Roy Harvey. “This has been a challenging road for everyone involved, and we look forward to the future, working constructively with our employees and stakeholders to implement the agreement we reached.”

Curtailment activities will begin on January 1, 2022, with the goal of completion before the end of January 2022. During the curtailment period, Alcoa will seek to secure as soon as possible long-term power purchase agreements, beginning from 2024. Also, the Company has committed $68 million for capital investments and $35 million for restart costs. As part of the agreement, workers will immediately cease a strike action that has affected both the aluminum smelter and the alumina refinery.

In addition, the Company has committed to provide employees full wages and benefits during the two-year curtailment period, to extend the contracts of contractor companies through 2024, and to provide a new collective bargaining agreement that includes pay increases extending to the end of 2025. The Company also has committed that no collective dismissal process will be considered for the San Ciprián smelter until December 31, 2025 at the earliest.

As a result of the agreement, Alcoa expects to record restructuring-related charges in the fourth quarter 2021 of approximately $60 million (pre- and after-tax), or $0.32 per share, with approximately half of the costs to be paid in each of 2022 and 2023.

As a result of the described curtailment and the agreement, Alcoa expects the San Ciprián aluminum plant to record an annual net loss before taxes of approximately $20 to $25 million in 2022, based on current market prices. In 2021, the aluminum plant is projected to record a net loss before taxes of approximately $65 million, with most of the impact in the fourth quarter based on increased power prices. The month to date December 2021 average spot market power price in Spain is $276 per megawatt hour.

During the curtailment, the casthouse will continue to operate, and the San Ciprián alumina refinery will continue to operate normally.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, and webcasts.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations, including those relating to the curtailment of the smelter and associated commitments and activities and the Company’s expectations regarding the timing of the activities and estimates of the associated financial impact, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.